Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

NVT - Q2 2005 NAVTEQ Corp. Earnings Conference Call

Event Date/Time: Jul. 20. 2005 / 5:00PM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

Tom Fox

NAVTEQ Inc. - Director of Investor Relations

Judson Green

NAVTEQ Inc. - President and CEO

Dave Mullen

NAVTEQ Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Greg Cappelli

Credit Suisse First Boston - Analyst

Jay Vleeschhouwer

Merrill Lynch - Analyst

Bill Benton

William Blair - Analyst

Peter Friedland

Fulcrum Global Partners - Analyst

Brett Manderfeld

Piper Jaffray - Analyst

Noelle Platman

Wayne and Burroughs - Analyst

Thomas Lee

UBS - Analyst

Scott Merlis

Thomas Weisel Partners - Analyst

Jeetil Patel

Deutsch Bank Securities - Analyst

Godfrey Gill

Keel Capital - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen. Thank you for your patience. And welcome to the second quarter 2005 NAVTEQ Corporation earnings conference call. My name is Bill and I’ll be your conference coordinator for today.

(Operator’s Instructions).

I would now turn the conference over to your host for today’s presentation Mr. Tom Fox, Director of Investor Relations. Please proceed sir.

Tom Fox - NAVTEQ Inc. - Director of Investor Relations

Good afternoon everyone. This is Tom Fox, Director of Investor Relations at NAVTEQ and welcome to our conference call to discuss financial results for the second quarter ended June 26th 2005.

With me today are Judson Green, President and CEO and Dave Mullen, EVP and CFO.

By now you should have received the copy of our earnings release which was distributed earlier over the wire and is also available on our website. I would like to point out that this call is available by Webcast and is being recorded. Following the call replays will be available. Information on the replay and the Webcast is available in the release and in the investor relation section of our website at www.navteq.com.

Before we begin, I would like to remind you that some of the statements made during this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations, assumptions and projections about NAVTEQ at the time these statements are made.

The forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from our past performance and our current expectation and projections. For a discussion of these risks and factors that may affect future performance please review the report filed by NAVTEQ with the SEC, in particular the risk factor that identified in the company’s Registration Statement on Form S-3, as amended.

NAVTEQ disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or other events except as required by law.

We’ll begin today’s call with some opening remarks from Judson. Then Dave will walk you through a more detailed look at the quarterly financial results. Judson will then offer a few closing remarks and finally we will take your questions.

We will finish the call no later than 6:00 p.m. Eastern time.

I’d now like to turn the call over to Judson.

Judson Green - NAVTEQ Inc. - President and CEO

Thanks, Tom. Good afternoon everybody and thank you for joining us. We are pleased to report another strong quarter of growth for the company. We achieved higher revenue in operating income in the second quarter than in any quarter in the company’s history.

Our results were driven by the continued advancement of commercialized GPS technology in all its forms from in-vehicle navigation systems to new portable navigation units to Internet mapping portals. Consumers are growing more and more familiar with location based products and services. And are placing increasing demands on the technology. Our customers are delivering more sophisticated products and richer user experiences, which leverage the ever expanding NAVTEQ portfolio coverage and content.

Based on our second quarter and year-to-date results we are satisfied that we are executing on the financial and strategic plans we have set for the company. We achieved revenue of $122.8 million in the second quarter which represented growth of 27% over the second quarter of 2004. The revenue increase was driven by continued growth in unit volume, which was up 61% when compared with the second quarter a year ago.

Operating income grew 51% over the year ago period to $37.4 million. Net income for the quarter grew 65% over the prior year second quarter to $25.3 million and diluted earnings per share of $0.27 were higher by 62%.

For the first 6 months of 2005, revenue of $227.5 million grew 29% over the first half of 2004. Year-to-date operating income climbed 53% to $62.3 million. Net income for the first 6 months was up 68% to $42 million compared with $25 million in the first half of 2004. Diluted earnings per share for the first 6 months were up 64% to $0.45 compared with $0.27 in the first 6 months of 2004.

Because we are a global company, exchange rate fluctuations have an impact on our financial results. And we have translation risk on our income statement. This exposure comes about because roughly two-thirds of our revenue and half of our expenses are denominated in foreign currency, predominantly the euro. The average dollar/euro exchange rate for the quarter was $1.26 compared with $1.20 for the same quarter last year and $1.30 that was assumed when we issued our 2005 guidance back in February. Dave will provide more details on foreign currency impacts in a few moments.

Net cash provided by operating activities was $42.5 million for the first half of 2005 compared with $55.8 million in last year’s first half. Last year’s performance was positively impacted by the receipt of a $30 million advance from a customer in the second quarter.

We ended the quarter with $135.2 million in cash in marketable securities including $50.4 million that is classified as long-term. We continue to have no debt on the balance sheet.

In Europe, overall car sales were up slightly in the second quarter over the prior year and began to show signs of positive momentum in June. With navigation adoption already approaching 90%, the growth in our unit volume in Europe was driven primarily by increases in navigation take rates particularly in the luxury, near-luxury and SUV segments led by Audi, BMW and Nissan.

In addition, we continue to see a positive impact from our take rate improvement program which has been implemented with several manufacturers in Europe. Including Land Rover, Ford and Opel.

Turning to North America, despite a slow start overall car sales in the U.S. increased modestly in the second quarter compared with the year ago period due in large part to a very strong June performance. In particular, GM’s Employee Discount for Everyone program helped that company post its strongest sales months since September 1986. It is not clear to us what impact these discount programs will have on car sales for the remainder of the year.

We believe that rising fuel prices have contributed to weaker sales of large size and premium SUVs in North America during the first few months of the year. Fortunately due to increased adoption, our business is not as sensitive to mix changes in vehicle sales as it once was. If car buyers choose not to consider a larger SUV, they are generally looking at alternatives in other vehicle classes many of which now offer navigation.

Take rates were up in North America during the quarter and in particular as some of the Japanese manufacturers who historically have had higher adoption rates and have promoted navigation more heavily. Several new luxury and near-luxury Japanese and European vehicle models that were launched late last year in North America are sustaining above average take rates.

We are also seeing good uptake in a number of smaller SUVs in crossover vehicles and a modest but growing interest in navigation systems for pickup trucks including the Nissan, Titan and Honda Ridgeline. Our Trip program has been very effective at driving take rate improvements with domestic manufacturers such as Chrysler and Lincoln.

Overall our North American vehicle map unit volume increased significantly in the quarter compared with the same period a year ago. Note also that from a comparison standpoint the second quarter benefited from the recovery of Toyota Lexus program, which began in last year’s fourth quarter.

Turning to the mobile device space, we saw a second quarter unit volume increase by more than 2.5 times when compared with the year ago period, with Europe leading the way. There is clearly increasing consumer demand for mobile device solutions. New products introduced during the quarter using NAVTEQ Data included PNVs from Garmin, Medion and Takara.

At the end of June, we announced that we had established a tier 1 relationship with Nokia in Europe for an on-board navigation solution using the LD-1W GPS module. This small portable Bluetooth enabled GPS sensor will be marketed together with compatible Nokia mobile phones throughout Western Europe. The map data in third-party navigation application are resident on a removable memory card that’s inserted into the phone. A map display on the Nokia phone screen and accompanying voice instructions route users from one destination to another.

We are excited about the potential for products like this to drive new navigation products and Location Based Services in Europe and around the world.

Finally our database coverage and content accomplishments in the quarter included the release of 2 new countries, Bulgaria and Russia, bringing our total number of countries and territories to 50. In total, we have launched 6 new countries in 2005. And we plan to launch 6 or 7 more during the second half of the year.

In addition to establishing this new coverage, we recently announced the acquisition of Picture Map International, a leading provider of digital map data in South Korea. PMI has a customer base that includes the leading Korean wireless carriers as well as automobile manufacturers, online mapping companies and navigation system vendors.

This transaction gives NAVTEQ immediate access to the dynamic South Korean market, which is among the most advanced in the Asia-Pacific Region. And a platform from which to address other emerging opportunities in the region. We expect the acquisition to be neutral to earnings per share this year and slightly accretive to EPS in 2006.

From a content perspective, we launched new areas of coverage for our extended lane product in the second quarter. When utilized in the navigation application, these attributes can simplify route guidance for complex intersections with detailed visual representations.

Extended lane information was first introduced in the NAVTEQ map of Germany of 2004 and is now available for select motorways in several European countries. We plan to continue the rollout of this feature in many other countries.

I would now like to turn the call over to Dave who’ll review some of the second quarter numbers in more detail.

Dave Mullen - NAVTEQ Inc. - EVP and CFO

Thanks, Judson. I’d like to provide some additional color on our results. As I do that, please note that for comparative, comparison purposes our fiscal second quarter had 91 days compared with 86 days in the first quarter and 91 days in last year’s second quarter.

As Judson mentioned, second quarter revenue was 122.8 million representing a 27% increase over revenue in 2004 second quarter. Media revenue represented approximately 92% of our total revenue in the second quarter with unit volume of 61% over the second quarter of the prior year.

European revenue represented 67% of the total and grew 23% over the same quarter in the prior year. As Judson mentioned, the average dollar euro exchange rate in the quarter was approximately $1.26 compared with $1.20 in last year second quarter, which provided a $2.7 million benefit to revenue and $1.4 million benefit to operating income compared with the second quarter of 2004. Excluding this favorable currency translation impact, revenue in the quarter would have been 24% higher than the year ago period.

When compared with the $1.30 rate that was assumed in our 2005 guidance, foreign exchange actually had a negative impact on second quarter revenue in net income. Had the exchange rate remained at 1.30, revenue in the quarter would have been $2.8 million higher than the reported figure. And operating income would have been approximately $1.5 million higher than the reported figure.

In North America, revenue grew 36% in the second quarter over the year ago period principally driven by increasing adoption and higher take rates in the automotive sector as Judson mentioned earlier, as well as burgeoning growth in the mobile device sector.

Overall, we performed distribution services on 50% of our vehicle OEM related unit volume compared with 53% in last year second quarter. The mix of distribution units was up in Europe, but down in North America. Distribution business made up approximately 22% of our total revenue in the second quarter.

In addition to volume trends, investors are also interested in pricing trends. To address this in previous quarters, we have disclosed the change in average selling price for map units. Based on feedback from the investment community and our own assessment it is apparent to us that this measure is not serving its intended purpose due to the fact there are so many factors that affect ASP other than price changes.

For example products mix. Mobile device related map units are growing much more rapidly than vehicle related map units and are priced significantly lower. The lower prices come about because the mobile applications typically deploy less functionality, coverage and content than do the in-vehicle applications. Even within the mobile device area we’re seeing a shift towards less expensive lower end products that offer limited functionality and therefore have lower license fees.

Second, distribution mix. On the vehicle side, changes in the mix of distribution units also have an impact on ASPs.

Updates. The mix of update sales which in some cases are priced significantly lower than the initial sale of a map can put downward pressure on ASPs.

And finally, additional content. The inclusion of additional point of interest, special third party data and other content can increased ASPs.

So to give you a better sense of what is really happening with prices, we have calculated the change in the license fees paid to us from the second quarter of last year to the second quarter of this year by each of our top 10 customers. Who by the way represent about two-thirds of our revenue on their most popular Navteq map products.

This percentage change reflects base license fee reductions as well as volume discounts and other considerations. For the second quarter of 2005, license fees at our top 10 customers for these products decreased approximately 10% on average, which was consistent with our expectations.

In general, our standard list prices have decreased by 3 to 7% in 2005 on a currently neutral basis when compared with 2004, which is in line with the change in prior years. Actual prices declined more, primarily as a result of volume discounts.

Before I go any further, I should point out to you that obviously other customers would not be generating anywhere near the same level of volume discounts as our 10 largest.

Turning to expenses, database creation and distribution costs were up 21% in the second quarter over the year ago period. The increase was driven primarily by 3 factors.

First, increased investment in database coverage and content including core maintenance, geographic expansion and content additions. Second, growth in distribution unit volumes. And third, modest increases in per unit distribution costs related to compilation fees charged by navigation system vendors. Distribution related direct operating expenses represented approximately 27% of total company-wide expenses in the quarter.

Selling general and administrative expenses grew 15% in the quarter compared with the year ago period due to 2 things. Increased sales and marketing expenses related to the support of new product initiatives, new customers and other business development activities. And higher stock based compensation expense.

Total company-wide stock base compensation expenses were 2.5 million in the quarter compared with 1.3 million in the prior year’s second quarter. As a reminder our second quarter financial results do not reflect the full expensing of options. We do not plan to adopt option expensing until we are required to do so which is currently January 1st of next year.

Our operating margin in the quarter was 30% compared with the 26% margin in the year ago quarter. The second quarter operating margin is not indicative of what we expect for the full year margin due to the timing of database investment projects and other initiatives.

Our effective income tax rate was 34% in the quarter, which was in line with our expectations.

In terms of foreign exchange, the euro weakened significantly versus the dollar during the second quarter, which had an unfavorable impact on our income statement relative to the exchange rate assumption of $1.30 using our 2005 guidance.

We’re not in a position to predict how the exchange rate will fluctuate for the balance of the year. And as a result we do not believe that changes in foreign exchange rates alone suffice as a basis for a formal guidance update.

As we have done consistently in the past we will continue to share with you the sensitivity of our results to changes in the dollar/euro exchange rate which should enable you to assess our results in the proper context.

On a full year basis for every $0.01 change in the average exchange rate there is an approximate $2.6 million impact to revenue. And an approximate $0.9 million impact in net income, that’s $900,000.

With that I’d like to turn it back over to Judson.

Judson Green - NAVTEQ Inc. - President and CEO

 Thanks, Dave. I’d like to wrap up the call this afternoon by offering a few comments on our near term outlook for the business.

We are delighted with what we were able to accomplish in the second quarter despite the challenges we faced. We are indeed ahead of the plans we set for the company and we are optimistic about our ability to continue to meet or exceed those plans. Directionally we continue to be extremely positive about the business trends we are seeing as we enter the second half of the year.

Having said that, we do not feel it is appropriate to adjust our guidance at this time for 3 reasons. First, while we do not believe that weaker auto sales have had a negative impact on our year to date results, we would like to see a more sustained recovery before adjusting our expectations.

Secondly, our full year outlook depends in large part on robust sales of mobile device navigation products during the holiday shopping season. While we have no reason to believe that this will not be the case we would like better visibility than we have today.

And thirdly, we are continuously making decisions about the level of database investment that is appropriate at any point of time. There are always investment opportunities that we may decide to pursue sooner rather than later.

We feel very good about the state of the market for navigation and location based solutions. And we are excited about the opportunities we see for our company.

This concludes our prepared remarks. And thank you for your attention. Now I’d like to ask the operator to open the line so that we might answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions).

And our first question comes from the line of Mr. Greg Cappelli of Credit Suisse First Boston. Please proceed sir.

Greg Cappelli - Credit Suisse First Boston - Analyst

Hi guys, Greg and Brian. First question is just maybe you can tell a little bit more about the new pricing metric that you gave out as it relates to different markets for you? Were there any meaningful differences in that?

Dave Mullen - NAVTEQ Inc. - EVP and CFO

No. There is a, you should assume that there is a reasonable mix of, a representative mix of customers from each of our significant market sectors in that computation. We think it’s a reasonable proxy for what’s going on.

Greg Cappelli - Credit Suisse First Boston - Analyst

 Okay. I understand that. And then you mentioned the GM employee discount plan. Is that plan ending factored into what you said about not updating guidance? Obviously they are talking about that ending in August and all. But it’s continued. Other manufacturers are doing it as well now so. What are your thoughts there generally?

Judson Green - NAVTEQ Inc. - President and CEO

Well we’re certain about what’s going to happen. The program has been duplicated by others as you know. It’s in effect now. We are not certain when, how long it will take. Or what the impact would be of it? We also don’t have good visibility with respect to whether this is truly generating potentially incremental sales? Or rather pulling forward sales that otherwise would have occurred later in the year.

So for that reason, we just, this is, it’s kind of anomaly of sorts, because from our perspective we haven’t seen a program quite like this before. So it’s very difficult for us to make predictions about what will happen later in the year.

Greg Cappelli - Credit Suisse First Boston - Analyst

 Okay. I understand. Just one final one. Do you think by ‘06 we’ll begin to see the actual hard drive systems in some of the models in certain cars? And if so, how would that impact the distribution business?

Dave Mullen - NAVTEQ Inc. - EVP and CFO

It’s uncertain yet how the distribution business will be impacted. The first hard disk system in Europe will be S-Class Mercedes ‘06 in the fall. And as we’ve looked, Greg, at Japan where the hard disk systems have been in play for about 2 years, the method of distribution is all over the map. Anywhere, from no distribution — in the other words, the map is just loaded on the hard drive at the factory to, including the DVDs to requiring the consumer to remove the hard drive and send it back to the factory to get an update or to reload the data.

So as yet, no consistent pattern has emerged.

Greg Cappelli - Credit Suisse First Boston - Analyst

OK. That’s all. So, thanks guys.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Mr. Jay Vleeschhouwer of Merrill Lynch. Please proceed.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Thanks good afternoon. Judson, following up on your comments on take rates specifically North America. Over the last 2 years or so, there has been approximately a doubling in the number of vehicles enabled with navigation here. And I’m wondering if you see a correlation in terms of the breadth of your business across car models. Is it, in other words as concentrated among vehicles or brands as it once was? Or have you seen a concomitant broadening of the business as the enabled vehicles have doubled over that time period?

Judson Green - NAVTEQ Inc. - President and CEO

Well, the answer to your question Jay, is that we’ve seen a broadening. The overall adoption has increased significantly. And we believe that we’ll finish the year with a significant increase over the previous year.

And what that means is that you’ve got more Nav systems available. That leads to car companies doing more advertising. That leads to greater awareness of consumers that, that exist. That leads also in part to the facility with which sales people can sell Nav systems.

And so, all of those factors driven initially by the broadening of adoption across many models, we think have contributed to increasing take rates. And of course that’s a positive development as far as we’re concerned.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Second with respect to distribution. You’ve seen a bit of diversion in terms of the attach rate in Europe versus North America. Higher in Europe and trending lower in U.S. Is that something you expect to continue? And are you seeing relatively greater pressure on per unit distribution pricing than you are on the media pricing?

Dave Mullen - NAVTEQ Inc. - EVP and CFO

I think that distribution is a more widely available offering. And so many of our customers would view it as a commodity. And so there is downward pressure on that. It’s not a high margin business to begin with, as you know.

I think that the fundamental difference in the mix of distribution between Europe and North America has to do with the relatively greater success of Japanese system vendors in the U.S. market than in the European market.

The Japanese system vendors have a preference for holding on to the distribution themselves. And so that’s why our percentage in the U.S., is lower. In Europe they seem much more amenable to having us handle the distribution for them.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Just the last one. Back on the pricing for a second. Dave, are you seeing the same delta let’s say, in terms of price for function or price for capability as between the PNDs and the automotives, and in board systems.

In other words, is there any shrinkage at all between the kinds of pricing you were getting for higher end systems for the greater functionality versus the PNDs?

And then lastly, with the Frankfurt Auto Show coming up in a couple of months, would you expect that to be an important venue for customer introduction as well as new navigation products and the like?

Dave Mullen - NAVTEQ Inc. - EVP and CFO

I want to make sure I understood your pricing question, Jay. And I’ll have Judson respond to the Frankfurt piece of it. But I think you were asking whether there was relatively more price pressure in the portable market than there is in the high-end market. Did I get that right or ...

Jay Vleeschhouwer - Merrill Lynch - Analyst

No, not quite. I mean the difference between the portable and auto has always been described as a difference in functionality and content, and applications capabilities.

The question is for every level of difference in functionality is it basically the same degree of price difference or is there some let’s say reduction let’s say in that arbitrage between the 2 classes of how you can buy navigation technology?

Dave Mullen - NAVTEQ Inc. - EVP and CFO

I think as the capabilities of the devices converge, for pricing converges. So as the potable devices get more sophisticated that price gets closer to the autos and the auto price, the vehicle price ends up moving downward towards the portable devices.

Judson Green - NAVTEQ Inc. - President and CEO

I think — this is Judson, Jay — and I would just comment that as you reflect on all of the auto shows, not just the Frankfurt Auto Show, starting a few years ago, you started to see Nav systems pop up.

Now they are quite common place. And I think now with that the relatively recent evolution of portable devices, it would not be surprising to see a number of them showcased at the show.

Having said that, a lot of the marketing of potable devices in the automotive sector has been in the national sales offices and the dealerships, as opposed to driven by the OEM headquarters.

So, it’s not clear to us to what extent, that will be something that they choose to highlight in their exhibits or not. But I clearly would expect us to see more of that since we are beginning to see in the marketplace that there are more and more portable device solutions popping up.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Bill Benton of William Blair. Please proceed.

Bill Benton - William Blair - Analyst

Good afternoon, guys. A couple of quick ones, and then a real one. First one is, 46% — I’m calculating 46% of vehicle volumes this quarter, it looked like there was a pretty dramatic shift in the vehicle — toward the vehicles that offered navigation systems. Is that consistent with what you saw this quarter?

Dave Mullen - NAVTEQ Inc. - EVP and CFO

Is your question, did adoption leap up from the first quarter to the second quarter?

Bill Benton  - William Blair - Analyst

Exactly. I mean I guess it looks like there was a shift in the sales from 1Q to 2Q in terms of the mix. And I calculated a 46% of the vehicle volumes this quarter had Nav available. Is that consistent? Yes, that is the same question.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I don’t know that we’ve done that calculation, so I ...

Judson Green  - NAVTEQ Inc. - President and CEO

... We don’t do that typically ...

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Yes. I don’t think we would. It’s just conceptually, Bill, adoption probably doesn’t change much between the first and second quarters because its generally introduced at the start of a model year?

Bill Benton  - William Blair - Analyst

Right.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

So I wouldn’t — I mean, it may be that the math works out that way in your model. But we feel that could be just an anomaly.

Judson Green  - NAVTEQ Inc. - President and CEO

We don’t have the benefit of your model. But I would just say from our perspective it would not be surprising for us to see adoption in North America in the mid-40s by the end of the year. I don’t know we are more granular than that by quarter and maybe you’ve got some information we don’t have. But we wouldn’t be surprised if that’s where it winds up, which is a pretty significant increase from the prior year.

Bill Benton  - William Blair - Analyst

Okay. And then just on the SG&A side, it did drop actually, sequentially. Was there something behind that? Something one time in the prior quarter?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Yes, I think we articulated in the prior quarter that we had a bunch of expense related to stock option exercises after the IPO lockup was done.

Bill Benton  - William Blair - Analyst

Okay.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

And that was not something that was repeated in the second quarter.

Bill Benton  - William Blair - Analyst

Okay.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

That was — I think that was about $2 million worth of expense that we described in the first quarter that we didn’t have this quarter.

Bill Benton  - William Blair - Analyst

Okay. And then maybe just another question on the PND side. I’ve noticed kind of obviously some significant or maybe a step-up in the aggressiveness of pricing on that side here in North America. As you look at that, I would think maybe you perceived that positively in terms of volume rate increasing. But is there anything I guess on a flow-back basis in terms of maybe renegotiating some of the map placing there that you — is more concerning or — how do you view that, I guess?

Judson Green  - NAVTEQ Inc. - President and CEO

Well, I think generally we would view it as positive in terms of the volumes. Your first statement is correct in that respect. I would also say that, as with a lot other tech, consumer technologies, a lot of what is at stake here is, is there awareness of what the technology is about? Is there the ability for consumers to experience it, get used to it because it is a new technology once there is some period of maturation where the consumer is comfortable with it and they are faster with it and they want to seek it out.

So, I would say that as we see the big growth in portable devices, we see the positive impact from higher volumes? We also see a positive impact for what it does to the overall efforts of more Nav solutions, some of those portable device users will continue to use portable devices and probably continue over time having more sophisticated applications and devices to work with. Some of them will find that it’s an introduction to getting a more sophisticated system that’s built in the vehicle, which is also good. So I think generally we think it’s a positive development for the growth of the company.

Bill Benton  - William Blair - Analyst

Okay, great guys, thanks.

Operator

Thank you very much sir. Ladies and gentlemen your next question comes from the line of Peter Friedland of Fulcrum Global Partners. Please proceed.

Peter Friedland  - Fulcrum Global Partners - Analyst

Hey guys, a couple of questions. First on the 10% ASP decline that you gave out, if you could just give what the comparable number was for first quarter of ‘05 and for 2004?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

First Peter, I didn’t give out an ASP number of 10% decline. I think it’s important that we get the language right. What we talked about was a price, an average price decrease. We were trying to give people better information than ASPs where there is so much other no lays (ph) in an ASP change.

We did not do the calculation for prior quarters. This is the first time we’ve introduced this measurement. And we did not go back and recalculate for prior periods. It’s not that easy to do. We were trying to figure out something that was relatively understandable and a good proxy for what’s going on. And this is what we came up with.

Peter Friedland  - Fulcrum Global Partners - Analyst

Well, I guess, at least anecdotally can you say if it’s been constant or if you are seeing price decreases accelerate?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I think what we see was it was consistent with our expectations, which is consistent with what we thought would happen, with what we’ve told people would happen.

And because we didn’t do the calculations for prior period, I can’t say with certainty that it was better, worse or equal to whatever we did in the prior period. Back of the envelope, our impressions were in prior years that it was somewhere in the 5%, 5 to 10% per year area. So this would be consistent with that perhaps at the high end of it.

Peter Friedland  - Fulcrum Global Partners - Analyst

Okay. And then regarding the PMI acquisition, can you talk about after the second half what the revenue in fact will be?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I don’t think we’ve disclosed that information yet. It will — it’s a modest amount. I think once we get a better handle on it ourselves, we would probably share that with folks.

Peter Friedland  - Fulcrum Global Partners - Analyst

Okay, then ....

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I think we did — didn’t we say Tom — didn’t we say how much revenue that we got from ...

Tom Fox  - NAVTEQ Inc. - Director of Investor Relations

... Last year it was (inaudible) revenue of $14 million.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Rated 14 million. So you could assume a half a year’s, the reasonable proxy will be half of that

Peter Friedland  - Fulcrum Global Partners - Analyst

Okay. One last thing, regarding, can you tell what the upside was to revenue from the promotional activity from the U.S. automakers, namely GM?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I don’t think we would share that information because that’s individual customer information.

Peter Friedland  - Fulcrum Global Partners - Analyst

Okay, alright, thanks a lot, guy.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of the line of Mr. Brett Manderfeld from Piper Jaffray. Please proceed.

Brett Manderfeld  - Piper Jaffray - Analyst

Good afternoon, guys. Most of my questions have been answered. But hoping you can give us an update on the realtime traffic, where you are right now? Thanks.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

We have — I think the last numbers I saw we had 13,000 active subscribers. I’m not aware of any other models that are expected to introduce traffic, before the 2006 model year. It’s growing nicely with the 2 models currently offering which is the Acura RL and the Cadillac CTS.

Judson Green  - NAVTEQ Inc. - President and CEO

Then we added 2 more cities, I think, to the list of cities where we have coverage.

Brett Manderfeld  - Piper Jaffray - Analyst

So the idea is still on that business to try to manage it for improved take rates as opposed to meaningful profit contribution?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Well, I think that becomes a backup trade (ph), when it’s clear it’s going to take you a while to become profitable. But it has, I think, it has 2 purposes. One, we hope that eventually it stands on its own as a business. But also we think it will end up making navigation a more attractive option on vehicles. And it’s — frankly it’s hard to measure that with respect to what we have done so far, because it hasn’t been out there long enough to know what kind of an impact it has on take rates.

Brett Manderfeld  - Piper Jaffray - Analyst

Okay, great. I think Judson, maybe you mentioned the Trip program, the success there. Do you expect the update market — or I guess 2 questions. Is the update market growing faster than your core business right now and do you expect that to accelerate going forward? Thanks.

Judson Green  - NAVTEQ Inc. - President and CEO

Well, I think we identified the map update program, or the map update area as a source of growth. It’s certainly one of the many strategies that we have in mind. And we have been very happy with our progress. We have a lot more work to do. I would generally say that the growth in that program at our higher than the base business.

Operator

Sir, does that answer your question, please?

Brett Manderfeld  - Piper Jaffray - Analyst

It does, thank you.

Operator

Okay, great, thank you very much. Ladies and gentlemen your next question comes from the line of Noelle Platman (ph) of Wayne and Burroughs (ph). Please proceed.

Noelle Platman  - Wayne and Burroughs - Analyst

Hi guys, congratulations on a good quarter.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Thank you.

Noelle Platman  - Wayne and Burroughs - Analyst

Just a few questions. First, just going back to the acquisition. I know you guys haven’t yet given a whole lot of detail there. But is it fair to assume that the incremental revenues from the acquisition were offset by a weaker foreign exchange this quarter?

And then second, I was just wondering if you could talk a little bit more about the recent deal with Nokia, and what the timelines for some of the opportunity may be there. So it will be end of this year or more early ‘06? And then some of the initiatives that you are taking to expand your presence in the portable device space going forward, with some of the more traditional Garmins or TomToms of the world, but also with some of the integrated auto electronic guys like the Densos or the Pioneers of the world? Thanks.

Judson Green  - NAVTEQ Inc. - President and CEO

Let’s see if we can provide answers for all of that. I think your first question on PMI revenues and the impact of foreign exchange, we have not included PMI revenue, in the statements for the 6 months to date. So if this comes back, I’d probably reiterate what Dave said that perhaps in the next call or at some future time, we will be able to give you more, a better feeling for PMI and the impact. But there is no impact of the PMI in the 6 months today either from the revenue or entirely from an expense point of view. With respect to ...

Noelle Platman  - Wayne and Burroughs - Analyst

Just to clarify that, sir, has that acquisition closed — already has closed, right, in the last quarter?

Judson Green  - NAVTEQ Inc. - President and CEO

It has closed.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

But after the end of the quarter.

Judson Green  - NAVTEQ Inc. - President and CEO

But after the end of the quarter, in early July,

Noelle Platman  - Wayne and Burroughs - Analyst

All right, Okay, thank you.

Judson Green  - NAVTEQ Inc. - President and CEO

Your second question had to do with Nokia. And what I earlier talked about is a deal that impacts this year. I can’t give you the exact month. But before the end of the year, that program will rollout.

And thirdly, Noelle, help me on the portable device, what specifically you are interested in knowing about?

Noelle Platman  - Wayne and Burroughs - Analyst

I was just wondering if you were starting to see some interest from the integrated electronic system guys like the Densos and Pioneers that you just think about, offering a more portable after-market device like — similar to a TomTom or a Garmin?

Judson Green  - NAVTEQ Inc. - President and CEO

Well, I think that — I think what is probably clear from the perspective of the traditional system vendors is that this is something that they have to keep an eye on that may have an impact. I think it is very clear that the rapid growth of portable devices has had an impact on the after-market systems. So when I say after-market system, or after-market, I’m talking about adding a piece of technology after the car is manufactured.

And I do see some impact of OEMs exploring the new solutions. Whether that is a portable solution that might be an alternative for let’s say, a lower segmented car, or perhaps other things that they could do to become more competitive. This is what we expected would happen, that there would be an impact to all the players.

And we are beginning to see some activity like that. I can’t be more specific as to specific system vendors. But I can tell you that I think there is a lot of activity on trying to find a range of solutions or other solutions, that they could offer up to their consumers.

Noelle Platman  - Wayne and Burroughs - Analyst

All right, thanks.

Operator

Thank you very much, madam. Ladies and gentlemen your next question comes from the line of Maynard Um of UBS. Please proceed.

Thomas Lee  - UBS - Analyst

Hi this is Thomas Lee (ph) for Maynard. Couple of questions. First one was, can you give a kind of the percent mix or breakdown between — licensing revenue between PND and autos? Would you have that information?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

That’s not something that we have not disclosed historically, Maynard. And we don’t intend to start now.

Thomas Lee  - UBS - Analyst

Okay, okay, fair enough. And then, second question was — I think you touched on this a little bit but your distribution Europe and North America, do you feel that trend kind of fairly stable? And do you see, or do you see a kind of a longer term trend shifting little bit towards North America? Or what’s the — if you can give a little bit of color on that side?

Judson Green  - NAVTEQ Inc. - President and CEO

I think your question has to do with the percentage of our business, distribution business in Europe and North America, I think.

Thomas Lee  - UBS - Analyst

Right.

Judson Green  - NAVTEQ Inc. - President and CEO

And your question is, do we see big changes? I don’t expect big changes one way or the other. It’s largely what it is, as a result of the specific players and whether they have a strong preference for wanting us involved in distribution or perhaps not because their system vendors have a strong preference for wanting to be involved. So I think its pretty stable as a mix percentage.

Thomas Lee  - UBS - Analyst

Okay. And then the last question was, I wasn’t sure whether this is the case. But do you guys recognize revenue on margin arrears or is that not the case.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

To the extent that in the distribution business we know when the product is shipped. When we don’t do distribution, which is in the majority of our media business, the only way we know how many maps have been sold is when the customer reports to us on a royalty report. Thos royalty reports typically come in at the end of a month or after the end of a month. So I guess to that extent we are probably recording revenue a month later than it actually happens.

Thomas Lee  - UBS - Analyst

Got it. Okay, that’s helpful. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Mr. Scott Merlis of Thomas Weisel Partners. Please proceed.

Scott Merlis  - Thomas Weisel Partners - Analyst

How are you, gentlemen?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Great.

Scott Merlis  - Thomas Weisel Partners - Analyst

I’m glad you moved away from ASPs. But just to understand the basal license fee a little deeper. What type — with those 10 customers, what type of visibility in the future do you have for that metric?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I am not ....

Scott Merlis  - Thomas Weisel Partners - Analyst

... In other words, how good is the predictability in the next 2 quarters or even next year for those 10 customers?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

I would say it’s pretty good for the next 2 quarters simply because most of them are under annual agreements with us, and they typically change at the end of the calendar year.

Judson Green  - NAVTEQ Inc. - President and CEO

And I would also point out that most but not all of them are in the automotive sector where we generally have more visibility going out farther in terms of our involvement and specific models and specific pricing.

Scott Merlis  - Thomas Weisel Partners - Analyst

So 90% of that list might be automotive where you have some multi-year visibility?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

No, I don’t — I wouldn’t say 90%. I think it’s a representative mix of vehicle and Mobile device customers. But for some of them we have longer visibility than for others. But I don’t think we could draw a firm conclusion on how far out that visibility goes. I feel pretty good about it toward the end of this year. Beyond that it’s going to be less visible.

Scott Merlis  - Thomas Weisel Partners - Analyst

Okay. And so any content enhancements would be beyond this base license fee — that would be additive to the base license fee?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

You mean are there things that would be additive to it?

Scott Merlis  - Thomas Weisel Partners - Analyst

Yes.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Sure. Additional content, additional geography, distribution, I suppose traffic would be an add-on product.

Judson Green  - NAVTEQ Inc. - President and CEO

And to clarify, I would say, with respect to content some additional content might be additive, some additional content might not be because it’s something we provide just to enhance the overall data.

Scott Merlis  - Thomas Weisel Partners - Analyst

And this represents about two-thirds of your revenue, right?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Yes, these customers do.

Scott Merlis  - Thomas Weisel Partners - Analyst

And what did you say about the standard license fees tend to go down 3 to 7%. Did I misunderstand that or—

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

No. That’s correct.

Scott Merlis  - Thomas Weisel Partners - Analyst

So that what does that say about the other third. The other one-third of revenues?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

What it has to do with primarily is volume discounts.

Scott Merlis  - Thomas Weisel Partners - Analyst

Okay. And could you review basically what you’re saying about margin trends into the second half.

On one hand there may be more development costs but not it might not be this range of possibilities? Or what is the — why don’t you just review what you’re saying about margin trends into the second year?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

What we said was the fact that we had 30% operating margins in the second quarter was not necessarily indicative of what would happen for the balance of the year. If you look at last year’s results you would see for example that our operating margins for the second quarter was higher than the third quarter. Lot of that has to do with the timing of database projects and the like. And that’s why we don’t necessarily want you to conclude that based on our second quarter operating margin that’s what it’s going to be for the full year.

Scott Merlis  - Thomas Weisel Partners - Analyst

Right. But that’s not to say you may have more development projects in the second half than you originally planned in the beginning of the year?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

We could very well — we could very well have that.

Scott Merlis  - Thomas Weisel Partners - Analyst

Okay. And when you summarize the first 6 months to the year how did your performance compare to your original plan. Where might have there been surprises? More specifically, what segments do you see some variance in take rates or surprising take rates. So as a way of summarizing performance versus plan for the 6 months what segments of world gave you some surprising take rates?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Well, I think what Judson said in general, was that we were ahead of our plan. And we were pleased with where we were. I think that that comment probably is applicable to both continents that we do business on.

Judson Green  - NAVTEQ Inc. - President and CEO

I would add that I think we were very pleased with our North America experience. But at the same time I also reiterate that this is a really hard thing to predict what will happen between now and the end of the year. But certainly year to date, we’ve been very pleased, particularly with North America.

Scott Merlis  - Thomas Weisel Partners - Analyst

Are the vehicle take rates that are surprising you — either way I guess. But in the first 6 months, do you see any new trends that might have surprised you in take rates?

Judson Green  - NAVTEQ Inc. - President and CEO

The one trend we are looking for is overall growth. And I don’t know that I have any more specifics than that. So no, we are not detecting something new. We’re seeing this unfold really the way we expect, which is as adoption has been extended, as the automotive OEMs have done more advertising, as their sales people have become more trained and more effective and facile at doing this, then the take rates go up.

Scott Merlis  - Thomas Weisel Partners - Analyst

Plus it’s pretty good visibility in the vehicle segment.

Judson Green  - NAVTEQ Inc. - President and CEO

Compared to the others, yes.

Scott Merlis  - Thomas Weisel Partners - Analyst

Good. Well, thanks for the update.

Operator

Thank you very much sir. Ladies and gentlemen your next question comes from the line of Jeetil Patel of Deutsch Bank Securities. Please proceed.

Jeetil Patel  - Deutsch Bank Securities - Analyst

Thank you. Two questions. First of all, just want to get your kind of thoughts kind of theoretically on kind of, PND market and that acting as a substitute or alternative for the low end auto Nav system market . How do you see the market playing out as you look out over the next several years in terms of, the PND category maybe representing a low-end, low cost solution? And for the auto Nav market for — and maybe the low end vehicle cost.

Second question is just on the wireless obviously, it’s Nokia, but if you look over the next 3 years you think the whole and the entire wireless category is probably 3 year — 3 to 5 year opportunity? Or would you characterize it as, let’s say 1 to 3 year kind of ramp opportunity in terms of the business opportunity, as you look at your business model?.

Judson Green  - NAVTEQ Inc. - President and CEO

I think with respect to the PND segment of the market, it clearly already is an alternative market for in-vehicle navigation particularly in the low end market. We continue to see opportunity there. How far that will go we are not sure. It’s really hard to predict in 3 or 5 years exactly who will be the winners and losers and what percentages of the total they maintain. But we clearly see more growth in this sector, and we just don’t know how popular it will be.

Again, beginning to pull in your second question now, what we do see the wireless market growing in general. We see cell phones and smart phones becoming more and more available. We expect to some extent that those devices may compete with the PNDs that you referred to in the beginning.

So you got that variable of over — I mean really beginning now in a very small basis, but over the next 5 years you are going to see more and more of that. That being cell phones and smart phones. And I don’t know in 3 or 5 years what the resulting impact is on PNDs.

But clearly, in the low end and some medium segments, this could be a viable alternative to built in systems. And again referring back to my earlier comments, we think it’s all for the growth of the market and expanding this to more consumers, getting them more used to it. And then the consumers and the marketplace will decide exactly what the ultimate mix will look like.

Jeetil Patel  - Deutsch Bank Securities - Analyst

Quick follow up, just on the wireless side. Can you characterize what the design-in process or the design-in cycle looks or the sales cycle looks like on that front as you go talk to some of the OEMs and carriers in the market place?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Well, I think if we are going to contrast it to the vehicle market, it is far faster. The handset manufacturers for example are introducing new models all the time on relatively short notice. So it seems to be a much shorter decision cycle and design-in cycle than the car business. It’s just in its infancy now, so we don’t have a lot of experience to date. Even the Nokia relationship, we don’t know what’s that’s going to produce. And it’s kind of, just to be blunt about it, it’s an experiment for both of us to see what kind of uptake there is on particular product offering.

But longer term it’s pretty clear to us that the mobile phone handset will be the mobile device of choice for navigation and a whole bunch of other things. What we can’t predict is how fast that will happen. I think a lot of it depends on the growth in the smart phone market. And you can — there are independent studies out there. The speed with which that market is going to grow and it’s going to grow pretty rapidly, if you believe those projections.

But again we don’t have anywhere near the transparency that we do in the car market as to the pace.

Jeetil Patel  - Deutsch Bank Securities - Analyst

Thank you.

Operator

Thank you very much sir. Ladies and gentlemen your next question comes from Godfrey Gill (ph) of Keel Capital (ph). Please proceed.

Godfrey Gill  - Keel Capital - Analyst

Hey guys. Hello?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Hi.

Godfrey Gill  - Keel Capital - Analyst

Congratulations, guys.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Thanks.

Godfrey Gill  - Keel Capital - Analyst

A very quick question. Most of my question have been asked already. But it’s a nitpicky question. I hate to do this. But could you elaborate on the point that you were making with regards to cashflow from operations and the one time payment last year, because I’m trying to reconcile a couple of things in the way that the net incomes flows through to the operating line. That’s the first question?

And then another question I have is just on the deferred revenue side. I don’t thinks that’s a precursor to the business, going forward. But I noticed that we saw a sequential drop in that line. I am just trying to understand how that flows to the revenue line. Thanks.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

All right. What happens — your first question was what happens to the cash flow from operations last year? And it was 55 million I think in the second quarter but 30 million of that came from a prepayment from a customer.

Godfrey Gill  - Keel Capital - Analyst

And that was in what line in the balance sheet.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Let’s see. Deferred revenue — in the deferred (inaudible) in the deferred revenue line.

Godfrey Gill  - Keel Capital - Analyst

The long term one?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Yes.

Godfrey Gill  - Keel Capital - Analyst

Okay, great that probably explains it, yes.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

And then the second question had to do with distribution revenues?

Godfrey Gill  - Keel Capital - Analyst

No, I think that what it is.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

Perfect, okay.

Godfrey Gill  - Keel Capital - Analyst

I think it’s that deferred revenue actually coming down (inaudible).

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

All right, so both of them are related, I’m sorry.

Godfrey Gill  - Keel Capital - Analyst

And does that hit the revenue line in this quarter?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

It’s spreadout. It’s a multi year deal. So it’s spread out over a number of years.

Godfrey Gill  - Keel Capital - Analyst

But the 7 million sequential move from kind of, Q1 to Q2?

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

In deferred revenue?

Godfrey Gill  - Keel Capital - Analyst

Yes sir.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

That is — there’s nothing extraordinary in that, I don’t think. It’s typically minimum annual license fees for customers who are on a subscription model or who have a minimum with us. Those are typically billed in the first part of the year and set up in deferred revenue.

Godfrey Gill  - Keel Capital - Analyst

Okay.

Dave Mullen  - NAVTEQ Inc. - EVP and CFO

And that’s probably a big component of it.

Godfrey Gill  - Keel Capital - Analyst

Okay. Thanks for the accounting lesson. Congratulations.

Operator

Thank you very much sir. And that concludes our Q&A session for today.

Let me turn the call back over to our management team for any final remarks they may have.

Tom Fox  - NAVTEQ Inc. - Director of Investor Relations

Thank you all for joining us. Good afternoon.

Operator

Thank you very much gentlemen. And thank you, ladies and gentlemen, for your participation in today’s conference call. This concludes the presentation.

And you may now disconnect. Have a good day.

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